Exhibit 99.1

KINGSWAY ANNOUNCES FOURTH QUARTER AND YEAR-END 2018 RESULTS

Itasca, Illinois (March 14, 2019) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the fourth quarter and year ended December 31, 2018. All amounts are in U.S. dollars unless indicated otherwise.

Management Comments
John T. Fitzgerald, President and Chief Executive Officer, stated, “While we made substantial progress in our efforts to restructure the business, 2018 proved to be a challenging year for the company.  In the fourth quarter, continued progress in our Extended Warranty segment only partially offset the large realized and unrealized losses in our passive investment portfolio. These investment losses stem largely from our indirect investment in the common equity of Limbach Holdings, Inc., which suffered a large decline in the fourth quarter.  We plan to issue a shareholder letter, which will contain a detailed analysis of our full-year 2018 performance, when we file our 2018 Annual Report.  Additionally, we were pleased to announce recently our acquisition of Geminus Holding Company, Inc., which demonstrates tangible execution of our stated strategy of building the Extended Warranty segment.”

Operating Results
The Company reported loss from continuing operations of $11.9 million, or $0.54 per diluted share, in the fourth quarter of 2018, compared to income from continuing operations of $15.3 million, or $0.48 per diluted share, in the fourth quarter of 2017.

For the year ended December 31, 2018, Kingsway reported loss from continuing operations of $20.7 million, or $0.98 per diluted share, compared to income from continuing operations of $2.6 million, or loss of $0.10 per diluted share, in the prior year period.

The fourth quarter and full-year 2017 results include a $19.0 million income tax benefit related to the Tax Cuts and Jobs Act.

The loss from continuing operations for the fourth quarter of 2018 reflects the following:

•	Operating loss of $1.4 million

•
Net investment loss of $8.2 million, which reflects a $7.8 million investment loss on limited liability investment, at fair value and a $1.0 million investment loss related to the equity pick-up on one of the Company’s limited liability investments focused on making early venture investments

•	Interest expense not allocated to segments of $1.6 million

Following are highlights of Kingsway’s fourth quarter 2018 operating loss. Operating loss reflects the Company’s core operating activities, including its reportable segments and corporate operating expenses.

•	Operating loss was $1.4 million for the fourth quarter of 2018 compared to $0.7 million for the fourth quarter of 2017.

◦
Extended Warranty segment operating income was $1.4 million for the fourth quarter of 2018 compared to $1.8 million for the fourth quarter of 2017. Extended Warranty segment operating income for the fourth quarter of 2018 reflects a decrease of $0.4 million due to the adoption on January 1, 2018 of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, as relates to revenue recognition for Professional Warranty Service Corporation.

◦	Leased Real Estate segment operating income was $0.5 million for the fourth quarter of 2018 compared to $0.8 million for the fourth quarter of 2017.

◦	Operating expenses not allocated to segments was $3.3 million for the fourth quarter of 2018 compared to $3.3 million for the fourth quarter of 2017.

•
Book value decreased to $0.89 per share at December 31, 2018 from $2.02 per share at December 31, 2017. The Company also carries a valuation allowance, estimated to be approximately $7.85 per share at December 31, 2018, against the deferred tax asset, primarily related to its loss carryforwards.

The following non-recurring items contributed to Kingsway’s fourth quarter 2018 results.

Exhibit 99.1

Sale of Mendota
The Company closed on October 18, 2018 its previously announced sale of Mendota. Included in the Company’s net loss for the three months ended December 31, 2018 is loss from discontinued operations, net of tax, of $0.3 million and a gain on disposal of discontinued operations of $0.7 million. As a result of the Company’s sale of Mendota, its financial statements for the fourth quarter and year ended December 31, 2018 reflect a loss on disposal as well as the classification of Mendota, previously disclosed as part of the Insurance Underwriting segment, as a discontinued operation at December 31, 2018. The results of Kingsway Amigo Insurance Company, which has been in runoff since 2013, will continue to be reported as part of continuing operations; however, the Company will no longer report a separate Insurance Underwriting segment.

Change in Jurisdiction of Incorporation
Effective December 31, 2018, the Company changed its jurisdiction of incorporation from the province of Ontario to the State of Delaware in the United States of America.

About the Company
Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Exhibit 99.1

Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Revenues:	(unaudited)	(unaudited)	(unaudited)
Service fee and commission income	10,035	10,069	$38,849	$30,807
Rental income	3,341	3,346	13,376	13,387
Other income	112	79	416	681
Total revenues	13,488	13,494	52,641	44,875
Operating expenses:
Claims authorized on vehicle service agreements	1,505	1,261	5,711	5,327
Loss and loss adjustment expenses	3	138	1,631	404
Commissions	1,035	932	3,756	3,086
Cost of services sold	1,566	1,989	7,315	6,535
General and administrative expenses	9,289	8,298	29,367	27,038
Leased real estate segment interest expense	1,533	1,558	6,171	6,264
Total operating expenses	14,931	14,176	53,951	48,654
Operating loss	(1,443)	(682)	(1,310)	(3,779)
Other revenues (expenses), net:
Net investment (loss) income	(8,179)	842	(8,876)	968
Net realized (losses) gains	—	307	(405)	306
(Loss) gain on change in fair value of equity investments	(701)	—	250	—
Non-operating other income	13	38	1,032	697
Interest expense not allocated to segments	(1,615)	(1,341)	(6,091)	(4,977)
Amortization of intangible assets	(543)	(286)	(2,442)	(1,152)
Contingent consideration benefit	—	—	—	212
Gain (loss) on change in fair value of debt	791	(2,718)	(1,720)	(8,487)
Gain on disposal of subsidiary	—	—	17	—
Equity in net (loss) income of investee	(194)	772	(817)	2,115
Total other revenues (expenses), net	(10,428)	(2,386)	(19,052)	(10,318)
Loss from continuing operations before income tax expense (benefit)	(11,871)	(3,068)	(20,362)	(14,097)
Income tax expense (benefit)	67	(18,330)	358	(16,694)
(Loss) income from continuing operations	(11,938)	15,262	(20,720)	2,597
Loss on liquidation of subsidiary, net of taxes	—	(494)	—	(494)
(Loss) income from discontinued operations, net of taxes	(331)	(15,212)	1,738	(14,252)
Gain (loss) on disposal of discontinued operations, net of taxes	664	—	(7,136)	1,017
Net loss	(11,605)	(444)	(26,118)	(11,132)
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	115	4,053	468	4,337
Less: dividends on preferred stock, net of tax	$(295)	$137	96	350
Net loss attributable to common shareholders	$(11,425)	$(4,634)	$(26,682)	$(15,819)
Loss (earnings) per share - continuing operations:
Basic:	$(0.54)	$0.51	$(0.98)	$(0.10)
Diluted:	(0.54)	0.48	$(0.98)	$(0.10)
Earnings (loss) per share - discontinued operations:
Basic:	$0.02	$(0.72)	$(0.25)	$(0.64)
Diluted:	$0.02	$(0.68)	$(0.25)	$(0.64)
Loss per share – net loss attributable to common shareholders:
Basic:	$(0.52)	$(0.21)	$(1.23)	$(0.73)
Diluted:	(0.52)	(0.20)	$(1.23)	$(0.73)
Weighted average shares outstanding (in ‘000s):
Basic:	21,788	21,708	21,728	21,547
Diluted:	21,788	23,265	21,728	21,547

Exhibit 99.1

Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2018	December 31, 2017
Assets	(unaudited)
Investments:
Fixed maturities, at fair value (amortized cost of $12,432 and $14,707, respectively)	$12,260	$14,541
Equity investments, at fair value (cost of $2,274 and $4,854, respectively)	856	4,476
Limited liability investments	21,456	4,922
Limited liability investment, at fair value	206	5,771
Other investments, at cost which approximates fair value	2,079	2,321
Short-term investments, at cost which approximates fair value	152	151
Total investments	37,009	32,182
Cash and cash equivalents	31,914	20,774
Investment in investee	2,633	5,230
Accrued investment income	203	331
Service fee receivable, net of allowance for doubtful accounts of $58 and $318, respectively	4,570	4,286
Other receivables, net of allowance for doubtful accounts of zero and zero, respectively	8,748	6,536
Deferred acquisition costs, net	6,904	6,325
Property and equipment, net of accumulated depreciation of $15,958 and $11,683, respectively	103,142	108,008
Goodwill	73,928	80,112
Intangible assets, net of accumulated amortization of $10,775 and $8,333, respectively	83,816	80,062
Other assets	4,472	4,302
Assets held for sale	—	136,452
Total Assets	$357,339	$484,600
Liabilities and Shareholders' Equity

Liabilities:
Accrued expenses and other liabilities	$17,007	$12,308
Income taxes payable	2,431	2,644
Deferred service fees	46,016	40,873
Unpaid loss and loss adjustment expenses	2,073	1,329
Bank loan	3,917	4,917
Note payable	182,548	186,469
Subordinated debt, at fair value	50,023	52,105
Net deferred income tax liabilities	28,532	28,745
Liabilities held for sale	—	105,900
Total Liabilities	332,547	435,290

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 222,876 issued and outstanding at December 31, 2018 and December 31, 2017, respectively; redemption amount of $5,572	5,494	5,461

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 21,787,728 and 21,708,190 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	354,360	356,021
Accumulated deficit	(381,203)	(313,487)
Accumulated other comprehensive income (loss)	40,507	(3,852)
Shareholders' equity attributable to common shareholders	13,664	38,682
Noncontrolling interests in consolidated subsidiaries	5,634	5,167
Total Shareholders' Equity	19,298	43,849
Total Liabilities, Class A preferred stock and Shareholders' Equity	$357,339	$484,600

Exhibit 99.1

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.